Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements and the related prospectuses:
(1)	Registration Statement (Form S-3 No. 333-110944) pertaining to the registration of $110,000,000 of the convertible subordinated debentures of Belden Inc. (formerly Cable Design Technologies Corporation),

(2)	Registration Statement (Form S-8 No. 333-2450) pertaining to the Cable Design Technologies Corporation Supplemental Long-Term Performance Incentive Plan of Belden Inc. (formerly Cable Design Technologies Corporation),

(3)	Registration Statement (Form S-8 No. 333-80229) pertaining to the Cable Design Technologies Corporation 1999 Long-Term Performance Incentive Plan of Belden Inc. (formerly Cable Design Technologies Corporation),

(4)	Registration Statement (Form S-8 No. 333-73790) pertaining to the Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan of Belden Inc. (formerly Cable Design Technologies Corporation),

(5)	Registration Statements (Forms S-8 No. 333-107241 and No.333-117906) pertaining to the 2003 Long-Term Incentive Plan of Belden 1993 Inc.,

(6)	Registration Statement (Form S-8 No. 333-138177) of Belden Inc. (formerly Belden CDT Inc.) pertaining to the 2001 Long-Term Performance Incentive Plan,

(7)	Registration Statement (Form S-8 No. 333-138179) of Belden Inc. (formerly Belden CDT Inc.) pertaining to the Executive Employment Agreement with John Stroup, and

(8)	Registration Statement (Form S-4 No. 333-145756) of Belden Inc. pertaining to the registration of $350,000,000 of the senior subordinated notes of Belden Inc.;

of our reports dated February 27, 2009, with respect to the consolidated financial statements and schedule of Belden Inc. and the effectiveness of internal control over financial reporting of Belden Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

St. Louis, Missouri
February 27, 2009